Go Further

FIRST QUARTER 2015
INVESTOR PRESENTATION
LEASE SECURITIZATION

FREE WRITING PROSPECTUS

Registration Statement No. 333-196801

Ford Credit Auto Lease Two LLC ("the depositor")

Ford Credit Auto Lease Trusts ("the issuer")

This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-669-7629.

LEASE SECURITIZATION
OVERVIEW

- Ford Credit has been in the business of leasing vehicles since 1975 and has been securitizing its lease contracts since 1995

- Ford Credit's current lease securitization platform was established in 2006, and more than 25 lease securitization transactions have been completed

- Ford Credit offers lease asset-backed securities through various channels:
  - Public transactions
  - Rule 144A transactions
  - Other private transactions

- Structural elements, such as priority of payments, have remained consistent over time

LEASE SECURITIZATION BUSINESS UPDATE

Number of Leases Originated (000)



350,000
300,000
250,000
200,000
150,000
100,000
50,000
0
2009
2010
2011
2012
2013
Sep-13 YTD
Sep-14 YTD

Average Number of Leases Outstanding (000)	677	438	331	422	572	510	667

Manheim Used Vehicle Value Index



130
125
120
115
110
105
100
95
90
Jan-95
Jan-97
Jan-99
Jan-01
Jan-03
Jan-05
Jan-07
Jan-09
Jan-11
Jan-13
Jan-15

Source: Manheim Consulting, December 2014 (January 1995 = 100)

- Ford Credit targets a consistent presence in the leasing market -- Ford Credit never exited the leasing business
- In 2009, Ford Credit reduced lease originations due to:
  - Enhanced focus on retail
  - Lower auto sales
  - Funding constraints
- As market conditions improved and Ford sales increased, Ford Credit has increased its purchase target for lease with originations resuming growth in 2010

LEASE SECURITIZATION
PORTFOLIO CREDIT METRICS

Weighted Average FICO® at Origination


754
748
746
744
740
738
743
2009
2010
2011
2012
2013
Sep-13 YTD
Sep-14 YTD

Average Net Loss on Charged-Off Contracts


$5,852
$3,475
$(1,569)
$(1,757)
$2,787
$2,265
$4,446
2009
2010
2011
2012
2013
Sep-13 YTD
Sep-14 YTD

Repossessions as a % of the Average Number of Contracts Outstanding


2.12%
1.73%
0.79%
0.58%
0.62%
0.61%
0.65%
2009
2010
2011
2012
2013
Sep-13 YTD
Sep-14 YTD

Net Losses as a % of the Average Portfolio Outstanding


0.79%
0.42%
(0.07)%
(0.06)%
0.13%
0.09%
0.21%
2009
2010
2011
2012
2013
Sep-13 YTD
Sep-14 YTD

LEASE SECURITIZATION
SECURITIZATION POOL CHARACTERISTICS

Ford
Go Further

Weighted Average FICO®


750
745
740
735
730
2009-A 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B
Memo: FICO® less than 650
15% 13% 11% 13% 12% 12% 13% 12% 12% 14% 13%

Maximum 3-Month Residual Concentration


30.00%
25.00%
20.00%
15.00%
10.00%
5.00%
0.00%
2009-A 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B

Original Term as % of Securitization Value


100%
80%
60%
40%
20%
0%
2009-A 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B
24 27 36 39 48 Other

Vehicle Type* as of % of Securitization Value


100%
80%
60%
40%
20%
0%
2009-A 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2013-A 2013-B 2014-A 2014-B
Truck SUV CUV Car

* Reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs

Source: Prospectus Supplements for referenced FCALT transactions

LEASE SECURITIZATION
POOL CHARACTERISTICS – MODEL DIVERSIFICATION

FCALT 2014-A



Other 7.9%
Flex 1.7%
MKS 2.9%
MKX 4.7%
Focus 5.8%
MKZ 6.5%
Edge 10.4%
F-150 11.9%
Fusion 14.9%
Explorer 15.3%
Escape 18.1%

Model Concentrations

Top 1: 18%

Top 3: 48%

Top 5: 71%

FCALT 2014-B



Flex 1.8%
Other 8.6%
MKS 2.1%
MKX 4.6%
Focus 6.1%
MKZ 6.6%
Edge 10.7%
F-150 12.0%
Escape 15.5%
Explorer 15.7%
Fusion 16.6%

Model Concentrations

Top 1: 17%

Top 3: 48%

Top 5: 70%

Source: Prospectus Supplements for referenced FCALT transactions

LEASE SECURITIZATION
SECURITIZATION POOL PERFORMANCE

Return Rate*


80%
70%
60%
50%
40%
30%
20%
10%
0%
1 4 7 10 13 16 19 22 25 28 31
Period (Months)
2009-A 2010-A 2010-B 2011-A 2011-B 2012-A
2012-B 2013-A 2013-B 2014-A 2014-B

Cumulative Residual Loss / (Gain)**


2%
0%
(2)%
(4)%
(6)%
(8)%
(10)%
Loss
Gain
1 4 7 10 13 16 19 22 25 28 31
Period (Months)
2009-A 2010-A 2010-B 2011-A 2011-B 2012-A
2012-B 2013-A 2013-B 2014-A 2014-B

Cumulative Net Credit Losses***


2.0%
1.5%
1.0%
0.5%
0.0%
0 3 6 9 12 15 18 21 24 27
Period (Months)
2009-A 2010-A 2010-B 2011-A 2011-B 2012-A
2012-B 2013-A 2013-B 2014-A 2014-B

Commentary

- **Transaction performance reflects the strength in the used vehicle market**
  - **Return rates typically between 60% and 70%**
  - **Cumulative residual gains**
- **Consistent credit loss performance**

* Prior to FCALT 2012-B, term extensions were repurchased by Ford Credit resulting in pool return rates being modestly lower than those of the portfolio

** As a percentage of initial Base Residual Value

*** Total credit loss as a percent of initial total securitization value

LEASE SECURITIZATION
TRANSACTION STRUCTURE – FCALT 2014-B



% of Securitization Value
Class A Notes ("AAA")
80.1%
Class B Notes ("AA")
4.5%
Class C Notes ("A")
4.2%
Overcollateralization
11.2%
Reserve Account
0.5%
Excess Spread (per annum)
~4.2%
Total Initial Class A Enhancement ~24.6%

- Credit enhancements in our lease securitization programs include:
  - Subordination of junior notes
  - Overcollateralization
  - Cash reserve
  - Excess spread (used to build to a target overcollateralization)
- Senior / subordinate, sequential pay structure

LEASE SECURITIZATION
BREAK-EVEN ANALYSIS*

Break-Even for FCALT 2014-B Compared to Historical Pool Performance

Return Rate



Break-Even = 100% Return Rate Assumed
Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008)
110%
90%
70%
50%
30%
10%
(10)%
1 4 7 10 13 16 19 22 25 28 31
Period (Months)
2009-A
2010-A
2010-B
2011-A
2011-B
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B

Cumulative Residual Loss / (Gain)



A-2 Break-Even = 80.9%
A-3 Break-Even = 46.8%
A-4 Break-Even = 35.0%
Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008)
100%
80%
60%
40%
20%
0%
(20)%
1 4 7 10 13 16 19 22 25 28 31
Period (Months)
2009-A
2010-A
2010-B
2011-A
2011-B
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B

* Assumes Cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2014-B

ORIGINATIONS AND SERVICING STRATEGIES

ORIGINATION STRATEGY
ORIGINATE


• Buy it Right
• Operate Efficiently
• Collect Effectively
Originate
Service
Fund
• Fund Efficiently
• Manage Risks

- Support Ford Motor Company brands
- Build strong relationships with dealers
- Segment credit applicants and price for risk
- Use robust credit evaluation and verification process
- Ensure efficient use of capital

ORIGINATION STRATEGY
ORIGINATION TECHNOLOGY

- **Ford Credit's strategy is supported by a proprietary origination system**
  - **Analyzes several factors for each credit application**
  - **Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change**
- **Credit application process**
  - **Dealers submit credit applications electronically to Ford Credit**
  - **The system automatically obtains a credit report for the applicant and any co-applicant**
    - » **In the U.S., Ford Credit generally selects a credit bureau based upon its assessment of which credit bureau provides the most accurate and complete credit report for the applicant's geographic area**
  - **The system automatically completes compliance and other checks, including fraud alerts, ID variation or if the applicant is a current or former customer**
  - **Ford Credit communicates credit decisions electronically to dealers**

ORIGINATION STRATEGY
ORIGINATION SCORING MODELS

- Ford Credit's proprietary origination scoring models assess the creditworthiness of an applicant using a number of variables, including information from the credit application, the proposed contract terms, credit bureau data and other information, including:
  - Financing product (retail, lease)
  - Contract characteristics (loan-to-value, term, payment)
  - Other factors (payment-to-income, employment history, financial stability and capacity to pay)
- Output of the origination scoring models is a proprietary risk rating referred to as Probability of Payment (POP)
  - The origination scoring models build on the predictive power of credit bureau and credit application data
  - Internal studies show that POP is more effective than credit bureau data alone
- Ford Credit classifies offerings into various categories that determine which origination scoring model is used
- Scoring model categories include:
  - Customer (individual, business entity)
  - Credit bureau data
  - Financing product (retail, lease)
  - Vehicle (new, used)

ORIGINATION SCORING MODELS DEVELOPMENT AND MAINTENANCE

- Origination scoring models are developed internally by Ford Credit's analytics team using statistical analysis of the contract characteristics and performance of Ford Credit's retail and lease portfolio and other external automotive-specific data to identify key variables that predict an applicant's probability of fully paying the amount due under the contract
- Ford Credit regularly monitors the origination scoring models to ensure the statistical predictability of the variables and confirm the continued business significance
  - Origination scoring model performance review
  - Global Scorecard Cycle Plan Committee review
- In between cycle plan development, Ford Credit may adjust origination scoring models to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include:
  - Uniformly changing the overall credit score
  - Modifying the weighting of selected variables

Scoring Models	Launch Date
Consumer	December 2013
Commercial	November 2011
Commercial Line of Credit	May 2012

ORIGINATION STRATEGY

PURCHASING GUIDELINES AND CONTROL PROCESSES

- **Ford Credit has origination policies and procedures that leverage technology to ensure consistent credit decisions**
  - **Purchase quality guidelines establish targets for the purchase of lower and marginal quality contracts**
  - **Risk factor guidelines provide a framework for credit application evaluation criteria including loan-to-value and payment-to-income**
  - **Procedures are established for verification of income, employment and residency**
- **Purchase quality guidelines are used to manage the overall quality of the portfolio**
- **Senior personnel regularly review decisions of credit analysts to ensure consistency with purchasing standards**
- **Quarterly Risk Management portfolio performance analysis**

These Capabilities Enable Early Detection Of Portfolio Performance

SERVICING STRATEGY
SERVICE



• Buy it Right
• Operate Efficiently
• Collect Effectively
Originate
Service
Fund
• Fund Efficiently
• Manage Risks

- Ford Credit has a world-class servicing organization
- Credit losses are an expected part of the business
- The objective is to collect within the contract's loss expectation while managing costs
- Customer and dealer satisfaction are critical

SERVICING STRATEGY
AUTO-DIALER



Account Status Changes
Receivables System
Two-way Feedback Loop
Behavior Scoring Model
Early Stage
Late Stage
Establish "Best-Time-To-Call Strategy"
Roll Out "Strategy" In Small Increments
Call Results / Campaign Statistics
Auto-Dialer

Behavior Scoring Model

- All Accounts Assigned Probability Of Default On Due Date
- Identify Accounts to Call

SERVICING STRATEGY
BEHAVIOR SCORING MODELS

- Ford Credit's proprietary behavior scoring models assess the risk of a customer defaulting using a number of variables including origination characteristics, customer history, payment patterns and updated credit bureau data
- Output of the behavior scoring models is a proprietary risk rating referred to as Probability of Default (POD)
  - Contracts are scored monthly on their due date to get an updated POD
- Ford Credit's behavior scoring models differ based on contract characteristics and performance
- Before a behavior scoring model is applied, Ford Credit classifies each customer account to determine which model is used
- Scoring model categories include:
  - Financing product (retail, lease)
  - Customer (individual, business entity)
  - Delinquency level (current, due date delinquent, 30 days past due)

BEHAVIOR SCORING MODELS DEVELOPMENT AND MAINTENANCE

- Scoring models are developed internally by Ford Credit's analytics team using statistical analysis of the contract characteristics and performance of Ford Credit's retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer's probability of default in the near term
- Ford Credit regularly monitors the behavior scoring models to ensure the statistical predictability of the variables and confirm the continued business significance
  - Behavior scoring model performance review
  - Global Scorecard Cycle Plan Committee review
- Scoring models are redeveloped as predictive measures change or as new data attributes become available

Scoring Models	Launch Date
Consumer	September 2013
Commercial	January 2013

SERVICING STRATEGY
RISK SEGMENTATION

- **Segmentation allows the matching of the account risk with the appropriate collection strategy**
- **POD is the primary driver in determining risk segmentation**
- **Segmentation establishes:**
  - **Assignment issuance timing**
  - **Follow-up intensity**
  - **Assignment transfers from an early stage delinquency to a late stage delinquency strategy**
- **Segmentation ensures past due customer accounts are assigned to the right collection work queue at the right time**



HIGH RISK
LOW RISK
EARLIER
ASSIGNMENT TIMING
LATER
HIGHER
FOLLOW-UP INTENSITY
LOWER
EARLIER
MOVE TO LATE STAGE COLLECTIONS
LATER

LEASE RESIDUAL VALUE MODEL

- Lease residual value is a key element for lease originations, and it is the primary element used to calculate the base lease payment
- Lease residual value is the estimated fair market value of a vehicle at the end of the lease term
- Ford Credit uses proprietary residual value models and leverages its relationship with Ford to establish residual values based on a number of predictive factors including:
  - MSRP, wholesale price, planned production volume, rental and fleet sales, consumer acceptance, life cycle, recent and seasonal auction trends
- Ford Credit's internal review process considers:
  - Current or planned marketing programs
  - Market acceptance of vehicles
  - Competitive actions within the vehicle segment
- Ford Credit reviews residual value performance and compares published residual values to:
  - Historical auction values for returned lease vehicles
  - Residual value forecasts published in independent industry guides such as Automotive Lease Guide (ALG)
- Ford Credit sets residual values quarterly for each vehicle line and various lease terms and mileage allowances

LEASING
VEHICLE REMARKETING

- Ford Credit works with Ford's Vehicle Remarketing Department to efficiently dispose of vehicles returned to dealers at lease end to maximize the net sales proceeds of the vehicle by:
  - Obtaining higher sale prices at disposition
  - Minimizing remarketing expenses (auction, reconditioning and transportation costs)
- Vehicles returned at lease end are sold through either:
  - Accelerate, Ford's online upstream remarketing application or
  - Ford-sponsored physical auctions



Upstream Remarketing
Vehicle remains at dealer location (grounding dealer) where returned
Physical Auction
Vehicle sold at physical auction
Customer Returns Vehicle
Day 1
Day 2
Day 3
Day 4
Day 5
Day 6
Auction
Grounding Dealers (Days 1-6)
Non-Grounding Ford / Lincoln Dealers – Same Brand only - "CPO Exclusive" (Days 3-6)
Non-Grounding Ford / Lincoln Dealers - any Ford / Lincoln Dealers (Days 4-6)
Open to all registered Dealers (Days 5-6)

LEASING
UPSTREAM REMARKETING

- By selling returned lease vehicles through upstream remarketing, Ford Credit receives a price similar to that expected at a physical auction without incurring transportation, reconditioning and auction expenses
- In 2014, the monthly average of vehicle disposals sold through upstream remarketing was 30%
- Prior to transporting to physical auction, vehicles are offered for sale to participating dealerships through an internet application:
  - Ford Credit employs proprietary software to establish a market price for vehicles based on recent auction experience and adjusted for miles, meters, condition, any excess wear and use, and option packages
  - Returned lease vehicles sold through upstream remarketing are typically sold within seven days of vehicle return
  - In January 2013, Ford introduced a program to incentivize U.S. Lincoln dealers to purchase returned lease vehicles through Accelerate, certify those vehicles and sell them to customers under a certified pre-owned program

LEASING
VEHICLE LIQUIDATIONS

- Ford Credit's Vehicle Liquidations Team works with Ford's Vehicle Remarketing Department to manage the disposal of repossessed vehicles and terminated lease vehicles
- Vehicle Liquidations Team
  - Reviews lease termination vehicle condition report to:
    - » Confirm that amounts collected by the dealer from the customer for excess mileage and wear-and-use charges are correctly applied to the customer's account
    - » Invoice the customer for excess mileage and wear-and-use charges that the dealer did not collect from the customer
  - Reviews repossessed vehicle condition report for damage covered by the customer's insurance
  - Arranges for vehicles to be transported to auction
  - Monitors vehicle inventory level to minimize inventory carrying cost and maximize net sales proceeds
  - Transfers charged-off uncollected balance to the NRC / CCD
- Ford's Vehicle Remarketing Department assigns vehicles to auctions and manages the final sale of all repossessed and terminated lease vehicles
- Average days in inventory for repossessed and terminated lease vehicles:

	Average Days in Inventory
Lease repossessions	25 to 35
Lease terminations	25 to 35

Sources: FCALT 2014-B Prospectus Supplements and internal Ford Credit data

LEASE APPENDIX

LEASE SECURITIZATION
SIGNIFICANCE OF SECURITIZATION VALUE

Sample Calculation:

	Lease Balance	Securitization Value
Payments remaining	12	12
Base monthly payment	$ 400	$ 400
Residual value	$ 20,000	$ 15,000
Discount rate	2.0 %	6.0 %
Present Value	$ 24,320	$ 18,706



Difference of $5,614
$24,320
$18,706
Lease Balance
Securitization Value

- **For securitization transactions, a "*Securitization Value*" is calculated for the underlying lease assets**
- **Securitization value is calculated using the *lower of* the contract residual value or the residual value set by ALG**
- **Securitization value cash flows are discounted using the *higher of* the contract lease factor or a minimum discount rate designed to create excess spread**